Exhibit 99

Contact:
HomeServices.com           J.C. Nichols Residential         J.D. Reece Realtors
Ron J. Peltier             Jack W. Frost                    Jerry D. Reece
President and CEO          President and CEO                President and CEO
(952) 928-5710             (913) 469-8300                   (913) 491-1001

         Kansas City's Leading Residential Real Estate Companies Combine

Kansas City - May 14, 2001 - HomeServices.com Inc. (Nasdaq: HMSV) of Minneapolis, Minnesota, announced today it purchased J.D. Reece Realtors of greater Kansas City, Missouri.

J.D. Reece Realtors is the market leader in residential real estate brokerage in the greater Kansas City area with 1,300 sales associates, 160 employees and 20 offices. HomeServices already has a strong presence in the greater Kansas City area with J.C. Nichols Residential, a premier Kansas City Broker with 725 sales associates, 125 employees and 15 branch offices, acquired in 1998. The combination of these two outstanding residential real estate companies with their exceptional sales associates will create a new company and an unequaled market presence. Together, the companies will offer our buyers and sellers the absolute best in customer service, marketing strength and technological resources.

"HomeServices' vision of fulfilling customers' total home ownership needs through the entire home ownership life cycle was important when making this decision," said Jerry Reece, president and chief executive officer of J.D. Reece Realtors. "J.D. Reece has always been committed to providing superior customer service through our team of experienced sales associates, and joining HomeServices will enable us to take our commitment to the customer to the next level."

Jack Frost, president and chief executive officer of J.C. Nichols Residential, credited with championing this idea early on says of HomeServices latest acquisition, "For years, J.D. Reece Realtors and J.C. Nichols Residential have set the standard for quality in the greater Kansas City area. Now, we look forward to the combining of these two premier teams into one of the nation's top full-service brokerage companies."

"This partnership leverages our leading position in the greater Kansas City marketplace and is designed to better serve our customers and grow revenue by attracting more homebuyers," said Ron Peltier, president and chief executive officer of HomeServices. "We are excited to join forces with this excellent, growth-oriented company. By combining the resources and expertise of both companies, we will strive to enhance what we do best - offer customers unparalleled products and services during the real estate transaction and beyond."

Jerry Reece will be the newly appointed President and Chief Executive Officer of the combined entities of J.D. Reece Realtors and J.C. Nichols Residential. Jack Frost, a member of the board of directors of HomeServices, has been influential in effecting this transaction and will be actively involved in the transition process. Initially, the companies will operate under their separate brands. Going forward, the two companies begin the transition process to maximize the resources and talents of both companies. Customers should expect the same high level of commitment and service through this transition process.

HomeServices, based in Minneapolis, is the second-largest, full-service independent residential real estate brokerage firm in the U.S. based on closed transaction sides. The HomeServices system offers integrated real estate services, including mortgage origination, title and closing services, and various related e-commerce services. HomeServices operates primarily under the Edina Realty (www.edinarealty.com), Iowa Realty (www.iowarealty.com), CBSHOME Real Estate (www.cbshome.com), J.C. Nichols Residential (www.jcnichols.com), Long Realty (www.longrealty.com), Paul Semonin Realtors (www.semonin.com), Carol Jones Realty (www.caroljones.com), First Realty/GMAC (www.firstrealtyhomes.com), and Champion Realty (www.championrealty.com) brand names in 12 states:
Minnesota, Iowa, Nebraska, Kansas, Missouri, Arizona, Kentucky, Wisconsin, Indiana, North Dakota, South Dakota and Maryland. HomeServices ranks first or second in market share in each of its major markets, operates more than 165 branch offices, has approximately 6,600 sales associates and has an average 50-year operating history in its major markets. Information about HomeServices and its principal subsidiary companies is available on the Internet at www.homeservices.com.

Certain information in this release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results or performance of the company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the company has identified important factors that could cause actual results to differ materially from such expectations, including uncertainty with respect to future acquisitions, development, implementation and customer acceptance of e-commerce services, general industry conditions and fluctuations, management of rapid growth, changes to regulations and legislation, interest rate changes, access to capital and future financing. Reference is made to all of the company's SEC filings, including the company's Report on Form 8-K dated March 16, 2001, incorporated herein by reference, for a description of such factors. The company assumes no responsibility to update forward-looking information contained herein.